FIRST AMENDMENT TO
                                BLACK PEARL FUNDS
                      MASTER INVESTMENT ADVISORY AGREEMENT

     WHEREAS, Black Pearl Funds, a Delaware business trust (the "Trust") and Firsthand Capital Management, Inc. (the "Adviser"), each having its principal place of business at 125 South Market, Suite 1200, San Jose, California 95113, have entered into a Master Investment Advisory Agreement as of September 22, 2005 (the "Agreement");

     WHEREAS, the parties agree to amend the Agreement;

     NOW, THEREFORE, effective February 27, 2006, the Trust and the Adviser agree to amend the Agreement as follows:

     1.   Section 11 of the Agreement is hereby amended to read as follows:

          "11. This Agreement shall terminate automatically in the event of its assignment by the Adviser and shall not be assignable by the Trust without the consent of the Adviser. This Agreement may also be terminated at any time with respect to a Fund, without the payment of penalty, by the Board of Trustees of the Trust, or by a vote of a majority of the Fund's outstanding voting securities on behalf of such Fund, or by the Adviser, on sixty (60) days' written notice addressed to the other party at its principal place of business."

     2. Excepted as amended hereof, the Agreement shall remain in full force and effect.

     Executed this 27th day of February, 2006



BLACK PEARL FUNDS


By:   /s/Kevin Landis
   ------------------------------
      Kevin Landis, Trustee

FIRSTHAND CAPITAL MANAGEMENT, INC.


By:   /s/Kevin Landis
   ------------------------------
      Kevin Landis, President